     EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
The corporations listed below are subsidiaries of Registrant, and all are included in the consolidated financial statements of Registrant as subsidiaries (unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary):

Jurisdiction
in which
Name	organized
Payless ShoeSource Finance, Inc.	Nevada
Payless ShoeSource, Inc.	Missouri
Payless ShoeSource Distribution, Inc.	Kansas
Payless ShoeSource Merchandising, Inc.	Kansas
Payless ShoeSource Worldwide, Inc.	Kansas
PSS Canada, Inc.	Kansas
Payless ShoeSource Canada Inc.	Canada
Payless ShoeSource Canada GP Inc.	Canada
Payless ShoeSource Canada LP	Canada
Payless ShoeSource (BVI) Holdings, Ltd.	British Virgin Islands
Dyelights, Inc.	Delaware
Shoe Sourcing, Inc.	Kansas
Payless CA Management Ltd.	British Virgin Islands
PSS Holdings	Cayman Islands
PSS Latin America Holdings	Cayman Islands
Payless ShoeSource Gold Value, Inc.	Kansas
Payless ShoeSource International Limited	Hong Kong
Dynamic Assets Limited	Hong Kong
Payless NYC, Inc.	Kansas
Payless ShoeSource Andean Holdings	Cayman Islands
PSS Canada Finance, LP	Canada
Payless ShoeSource Uruguay SRL Finance Co.	Uruguay
Payless ShoeSource Spain, S.L.	Spain
Payless ShoeSource of Puerto Rico, Inc.	Puerto Rico
Eastborough, Inc.	Kansas
Payless International Finance BV	Netherlands
Shenzen Footwear Consulting Company	China
Payless ShoeSource Ecuador Cia. Ltda.	Ecuador
Payless ShoeSource Honduras S. De R.L.	Honduras
Payless ShoeSource of El Salvador, Ltda de C.V.	El Salvador
Payless ShoeSource Limitada	Costa Rica
Payless ShoeSource Limitada Compania Limitada	Nicaragua

Jurisdiction
in which
Name	organized
Payless ShoeSource de Guatemala LTDA	Guatemala
Payless ShoeSource de la Republica Dominicana, S.A.	Dominican Republic
Payless ShoeSource of St. Lucia, Ltd.	St. Lucia
Payless ShoeSource of Trinidad Unlimited	Trinidad & Tobago
Payless ShoeSource Overseas S.R.L.	Panama